Pacific Trim S.A. DE C.V.

                             TRIM HANDLING AGREEMENT

Entered into between Tarrant Apparel Group, Inc., & Tagmex (together referred to as Tarrant, a garment manufacturer based in Los Angeles), and Tag-It Pacific, Inc., & Tag-It De Mexico S.A. De C.V. (together referred to as Tag-It, a trim company based in Los Angeles) on this 29th day of December, 1999.

Since October 1st 1998, Tag-It has been purchasing, handling and delivering most of the trim for Tarrant's Mexico Production. Both parties wish to clarify their understanding in the form of this agreement.

     1) TERM. This agreement describes the current understanding by the parties; it has commenced on October 1, 1998 and either party may cancel it at any time. This agreement is non-exclusive. Tarrant may elect to have another company handle its trim and Tag-It may service others.

     2) PURCHASING. Tag-It is responsible for purchasing trim items designated by Tarrant. The parties agree that most of the trim ordering is done on an order by order basis. When Tarrant feels it necessary, it may give Tag-It projections. Tag-It orders the required quantities plus 10%. The overage is to cover up to 5% over-cutting by Tarrant and 5% possible loss by the contractors.

     3) INFORMATION FLOW. Tarrant's merchandisers supply Tag-It with Trim Setup Sheets. The Trim Setup Sheet is considered as a purchase order from Tarrant to Tag-It and is presented in the form of a program containing the necessary information for Tag-It to order the appropriate quantities of trim. The Trim Setup Sheets are tracked by program number assigned by Tarrant. Tarrant is responsible for the accuracy of the information contained in the sheets.

     ORDERING:

          A) Upon receipt of a Trim Setup Sheet, Tag-It forwards to Tarrant's production manager the delivery schedule (in days or weeks) for each needed trim item within 48 hours (except holidays and weekends).

          B) After reviewing the delivery schedule and the accuracy of the setup sheet, Tarrant's production manager signs the sheets and returns it to Tag-It. At this point using sequential numbers the setup sheet becomes a valid purchase order from Tarrant to Tag-It for all the trim.

          C) Upon receipt of the approved setup sheet, Tag-It orders the trim from various vendors.

          D) The actual delivery dates for each trim item are updated on the Trim PO Status Report by Tag-It on a DAILY BASIS. If an item is late, it appears


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          highlighted on the report. This report is sent to merchandisers and production manager.

     RECEIVING:

          A) Tag-It Makes the appropriate arrangements to receive the trim items in its warehouse in Tehuacan.

          B) The Trim PO Status Report is updated showing the items that are received and ready to be delivered.

     DELIVERY:

          A) Tarrant supplies Tag-It with the Marker Requests showing the orders (including program number, total quantity to be cut . . .) to the cutting services.

          B) Tag-It uses the information on the Marker Request to insure adequate trim quantities are in stock. Should there be a shortage, Tag-It immediately notifies Tarrant's production department.

          C) After the cutting service cuts the goods, Tarrant forwards the actual cutting ticket to Tag-It. Tag-It uses the actual cutting ticket to pull the trim out of its inventory and calls the assigned contractor for pickup. Tag-It pulls the necessary trim for the actual amount cut plus 5% to cover regular loss and damages during production. First trim is pulled within 48 hours from receipt of actual cutting ticket. Note: Contractors are responsible for picking up the trim from Tag-It's warehouse.

          D) When contractors come for pickup, they are required to count the items and compare the quantities with the paperwork they are provided. Scales are available to facilitate the counting process. Once the contractor's representative agrees with the count, he or she signs for the pickup. The signature must be from an authorized representative of the contractor. By signing the documents presented by Tag-It, the contractor acknowledges the pickup of the exact items and quantities stated on the paperwork.

          E) The Contractor's representative receives the items he or she signed for as well as a copy of the paperwork.

          F) The process described above actually takes place in 2 steps. When the actual cutting ticket is received, Tag-It releases the first trim. Once a laundry is assigned on Tarrant's production reports, the second trim is released to the laundry in the same manner.


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     INVOICING:

          A) The signed paperwork is forwarded to Tag-It's invoicing department. A single invoice for all trim is issued per cut. Missing and extra trims will be billed separately.

          B) Tag-It will provide a copy of the invoice as well as a copy of all signed paperwork on-line to Tarrant's A/P department online.

     4) SHORT SHIPPING. In some instances, Tag-It does not have sufficient trim to supply the contractors. In these cases, Tag-It notifies Tarrant's production department, the responsible merchandiser as well as the contractors. Tag-It then obtains the trim as fast as possible. All affected parties are kept informed of the progress by e-mail and phone.

     5) MISSING TRIM. Sometimes a contractor may need trim over and beyond the additional 5% that were originally released. This may be due to damaged trim or the contractor may have lost the original quantity. The contractor notifies both Tarrant and Tag-It of the missing quantity. The Tarrant merchandiser fills out an authorization form allowing Tag-It to release the additional quantity. The additional quantity is usually taken from items reserved for other cuts or programs. Tag-It re-orders the items in question to replenish the stock.

     6) MISSING TRIM BILLING: When additional trims are released, Tag-It generates an invoice to Tarrant. Along with the backup paperwork, Tag-It supplies Tarrant with a copy of the original proofs of delivery for the cut to show that the contractor was supplied with adequate quantities with the first delivery.

     7) PRICING. Tag-It presents Tarrant with a trim package price per garment for each of Tarrant's programs. These prices include ground shipping and handling of the trim as described in this agreement. Tarrant is responsible for approving the prices and yields for each item. There are certain items that Tag-It purchases from Tarrant Customer's approved vendors. When Tag-It is not the approved vendor for the item in questions, Tag-It charges Tarrant the purchase cost of the item plus a 17.5% markup (15% gross margin) plus any freight charges. When Tag-It is the approved vendor, standard markup is applied to the items; the price per unit is presented to Tarrant for approval. Prices billed to Tarrant will be according to the approved trim package price.

     8) MISSING INFORMATION. Under certain circumstances, Tarrant may give orders to Tag-It without specifying the size break down needed. It is understood that Tag-It is not able to properly order trim without the correct size break.. In the event that the size breakdowns are not received within 1 week (from receipt of the order), Tarrant agrees to project 150% of the order quantity for all the sized items.

     9) PRICE TICKETS. Most of Tarrant's customers order price tickets directly from a vendor of their choice. These items are shipped to Tag-It's warehouse for separation by cut and


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     distribution. So far, Tag-It has been handling the price tickets at no charge to Tarrant. Tag-It is not responsible for any price tickets errors or shortages.

     10) AIR SHIPMENTS. When it is necessary to ship items by air, Tag-It requests an air authorization from the appropriate Tarrant merchandiser. The freight bills are presented to Tarrant for payment. In certain cases, Tag-It will pay for the airfreight (when the rush is caused by Tag-It).

     11) LIABILITY. In certain instances, Tarrant's customers may cancel certain orders for which Tarrant has ordered trims and Tag-It already received. Tag-It makes the necessary efforts to return any item that is not needed to the original vendor. In many cases, it is not possible to return the unneeded items. These items are billed to Tarrant on a bill and hold basis. Tag-It will keep these items in its inventory for a specified time after which it will request an authorization from Tarrant to dispose of the unneeded items.

     12) INVENTORY. Tag-It will review its physical inventory counts taken quarterly. The inventory positions will be studied and the activity of each item will be checked. Should Tag-It find any item that has not had any activity in the previous quarter, it will research the origin of the item. If it is found that Tarrant ordered that item and did not use it, the item will be billed to Tarrant. Tag-It reserves the right to do this research on any item that has been in Tag-It's inventory more than 90 days.

     13) ITEMS ORDERED BY TARRANT. Tarrant may from time to time order certain items from a different source than Tag-It. Tarrant may choose to ship those items to Tag-It's warehouse in Tehuacan. In these instances, Tarrant agrees to disclose its cost for the items to Tag-It. Tag-It will invoice 17.5% of the value of the items to Tarrant as a handling fee. Tag-It cannot be held responsible for any shortage or quality problem unless it is the result of Tag-It handling.

     14) QUALITY CONTROL. Tag-It is responsible for the quality of the items it delivers to Tarrant. Prior to delivering an item from a new vendor, Tag-It will submit a sample of the item to Tarrant for testing and approval. Tag-It will assume that the quality will not pass testing and have a backup order (from a previous approved vendor, if available) of sufficient quantity ready to deliver in case the item is not acceptable. It is Tarrant's responsibility to notify Tag-It of any quality problem.

     15) MACHINES. Tag-It supplies the machinery to apply the trim items on the garments to Tarrant. Tarrant is responsible for giving Tag-It advance notice of the machinery needed for its production. Tarrant signs a lease agreement for each machine and pays the agreed upon monthly fee. Tag-It is responsible for the delivery of the machines and the maintenance as described in the lease agreement. Tag-It is not responsible for repairs when a machine is used with the wrong item or mistreated or modified in any way by contractors.

Both parties have been operating under most of the terms described above for the past 90 days. It is understood that each party makes every possible effort to improve its relationship with the other. There are areas of the understanding described in this document that can and will be improved.


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This document aims at describing those areas that are clear to each party; it will be updated as new procedures are implemented.

Tag-It is not the approved vendor for all of the items used by Tarrant. It is understood that it is to the benefit both parties (for price and delivery) that Tag-It becomes the approved vendor. Both parties have been working with Tarrant's customers to expedite the process of getting Tag-It approved.

Accurate and timely information is crucial for the success of this relationship. Both parties strive to provide information in a timely manner.

                                       TARRANT APPAREL GROUP


                                       By:    /S/ BARRY AVED
                                             ----------------------------------
                                       Its:   PRESIDENT
                                             ----------------------------------
                                       Date:  12/20/99
                                             ----------------------------------


                                       TAG-IT PACIFIC

                                       By:    /S/ COLIN DYNE
                                             ----------------------------------
                                       Its:   CHIEF EXECUTIVE OFFICER
                                             ----------------------------------
                                       Date:  12/20/99
                                             ----------------------------------

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